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                                                                   EXHIBIT 23(D)

                         Independent Auditors' Consent

The Board of Directors and Stockholders
Cardinal Health, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cardinal Health, Inc. of our report dated July 11, 2002, with respect to the statements of net assets available for benefits as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years ended December 31, 2001 and 2000 and supplementary schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Syncor International Corporation Employees' Savings and Stock Ownership Plan.

/s/ KPMG LLP

Los Angeles, California
January 3, 2003